Exhibit (j)(2)

June [    ], 2017

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Attention: Vice President, Custody

Re: AllianzGI Convertible & Income 2024 Target Term Fund (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 16.9, the Additional Trusts provision, of the Custodian Agreement dated as of January 23, 2017 and effective as of February 1, 2017, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each management investment company party thereto and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as custodian for the Trust under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 16.11 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

ALLIANZGI CONVERTIBLE & INCOME 2024 TARGET TERM FUND

By:
Name:
Title:	, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: June [    ], 2017

Allianz Global U.S. LLC

1633 Broadway

New York, NY 10019